Exhibit 99.1

MULTI-COLOR CORPORATION ANNOUNCES THIRD QUARTER

REVENUE JUMP OF 27%

CINCINNATI, OHIO, January 16, 2004 – Multi-Color Corporation (NASDAQ: LABL) announced its fiscal year 2004 third quarter results for the period ending December 31, 2003. Third quarter FY2004 highlights include:

•	Sales Revenue increased 27% from last year’s 3rd quarter to $33 million.

•	Operating Income grew 9% to $3.1 million.

•	Net Income rose by 9% to $1.6 million, which included after-tax charges of $143,000 in connection with the shut-down of the Las Vegas operation.

•	Earnings Per Share advanced to $.24 per share, up $.01 or 4% from last year.

On December 5, 2003 the Company announced a manufacturing consolidation plan, which resulted in an asset impairment charge for certain assets that will not be moved to other locations. This charge and other related closure expenses incurred during the quarter of $143,000 reduced EPS by $.02. Without the charge, EPS would have been $.26 per share, an increase of 13% over the prior year.

“A variety of factors impacted our 3rd quarter results both positively and negatively. We experienced improved operating performance our manufacturing locations as compared to a year ago and improved operating performance at our Las Vegas facility from the previous quarter. In spite of these improvements, we took a $143,000 charge to earnings as a result of the manufacturing consolidation plan announced during the quarter and finally, we experienced a shortfall in sales during the last two weeks of December from several large customers,” said Multi-Color President and Chief Executive Officer, Frank Gerace.

Approximately 73% of the revenue growth for the quarter was due to the Company’s recent acquisitions of heat transfer label technologies. The remaining growth was due to organic growth in both the Packaging Services Division—Quick Pak – and in its core label business.

For the nine-month period ending December 31, 2003, Multi-Color reported the following results:

•	Sales Revenue increased to $94 million, up 32% from the same period last year.

•	Operating Income increased to $9.4 million, up 13%.

•	Net Income increased to $4.9 million, up 12%.

•	Earnings Per Share rose to $.75 per share, up 10%.

Multi-Color FY2004

3rd Quarter Earnings

January 16, 2004

“Due to the closing of the Las Vegas facility and the related closing costs, we expect earnings for FY2004 ending March 31, 2004 to be flat with last year, however I remain optimistic regarding the long-term growth and earnings prospects of the Company,” concluded Gerace.

FY2004 Third Quarter Results Conference Call and Webcast

The Company will hold a conference call today— January 16, 2004 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-877-576-2618 by 10:45 a.m. (ET). A replay of the conference call will be available from 2:00 p.m. (ET) on January 16, 2004 until midnight (ET) on January 23, 2004 at 1-800-642-1687 (code 4973830). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

About Multi-Color (http://www.multicolorcorp.com)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has seven manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

Safe Harbor Statement

Forward-looking statements in this release including, without limitations, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgement of personnel; changes in, or the failure to comply with, government regulations, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Fiscal Year to Date and Nine Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net Sales	$33,029	$25,940	$93,705	$70,956
Cost of Goods Sold	27,217	21,270	76,538	57,474

Gross Profit	5,812	4,670	17,167	13,482

Selling, General & Admin	2,505	1,863	7,555	5,201
Impairment Loss/Closure Costs	238	—	238	—

Operating Income	3,069	2,807	9,374	8,281

Other Expense (Income)	123	57	235	153
Interest Expense	231	333	928	1,030

Income before taxes	2,715	2,417	8,211	7,098
Provision for taxes	1,098	931	3,302	2,724

Net Income	$1,617	$1,486	$4,909	$4,374

Basic Earnings Per Share	$.27	$.25	$.82	$.76
Diluted Earnings Per Share	$.24	$.23	$.75	$.68

Selected Balance Sheet Information

	(in 000’s) Unaudited
	Dec. 31, 2003	Dec. 31, 2002
Current Assets	$23,310	$17,016
Total Assets	$69,333	$57,035
Current Liabilities	$15,977	$10,504
Total Liabilities	$38,516	$34,560
Stockholder’s Equity	$30,817	$22,475
Total Debt	$24,223	$24,483

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

dbertsche@mcclabel.com